As filed with the U.S. Securities and Exchange Commission on July 21, 2014

Registration Statement No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2417093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144

(Address, including zip code, of principal executive offices)

CryoLife, Inc. Second Amended and Restated 2009 Stock Incentive Plan

(Full title of the plan)

Steven G. Anderson, President, Chief Executive Officer

and Chairman of the Board of Directors

CryoLife, Inc.

1655 Roberts Boulevard, NW

Kennesaw, Georgia 30144

(770) 419-3355

(Name and address, including zip code, and telephone number, including area code,

of agent for service)

Copy to:

B. Joseph Alley, Jr., Esq.	Jeffrey W. Burris, Esq.
Arnall Golden Gregory LLP	Vice President and General Counsel
Suite 2100	CryoLife, Inc.
171 17th Street, NW	1655 Roberts Boulevard, NW
Atlanta, Georgia 30363-1031	Kennesaw, Georgia 30144
(404) 873-8500	(770) 419-3355

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	3,000,000 Shares	$8.96	$26,880,000	$3,462.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plan described herein as the result of any future stock split, stock dividend or similar adjustment of Registrant’s outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the Registrant’s Common Stock on July 17, 2014 as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the Registration Statement:

(a)        The Registrant’s Annual Report on Form 10-K filed with respect to the Registrant’s fiscal year ended December 31, 2013.

(b)        The Registrant’s Quarterly Report on Form 10-Q filed with respect to the Registrant’s quarter ended March 31, 2014.

(c)        The Registrant’s Current Reports on Form 8-K filed on March 31, 2014, April 8, 2014, May 27, 2014, and July 11, 2014.

(d)        The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed on July 2, 1997, and any amendment or report filed for the purpose of updating such description, including without limitation the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-3 filed on February 22, 2012 and the Registrant’s Amendment No. 1 to Form 8-A/A filed on November 3, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock covered by this Registration Statement are being passed upon for the Registrant by Arnall Golden Gregory LLP, Atlanta, Georgia. As of July 17, 2014, attorneys with Arnall Golden Gregory LLP involved in the preparation of this Registration Statement beneficially owned an aggregate of approximately 49,010 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the “FBCA”), the Registrant’s Amended and Restated Articles of Incorporation, and the Registrant’s Amended and Restated Bylaws.

Florida Law. Under Section 607.0850(1) of the FBCA, a corporation may indemnify any of its directors and officers against judgments, penalties, fines, amounts paid in settlement, and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 607.0850(2) provides that no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Charter and Bylaws. Article X of the Registrant’s Amended and Restated Articles of Incorporation requires that, if in the judgment of the majority of the Board of Directors (excluding from such majority any director under consideration for indemnification) the criteria set forth under Section 607.0850 have been met, then the Registrant shall indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Registrant in the manner and to the extent contemplated by Section 607.0850 of the FBCA (formerly Section 607.014 of the Florida General Corporation Act). Article VI of the Registrant’s Amended and Restated Bylaws provides that indemnification is available to directors and officers only if the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant will have no obligation to provide indemnification until a determination has been made that the applicable standard of conduct has been met and that indemnification is not prohibited by relevant law. With respect to proceedings brought by or in the right of the Registrant, no indemnification shall be made if the officer or director is adjudged to be liable unless, and only to the extent that, a court of competent jurisdiction shall determine that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification. The Registrant’s Amended and Restated Bylaws also state that the rights to indemnification are binding contract rights which are binding on the Registrant with respect to any conduct that takes place while the provision remains in place, even if the provision is later amended, and that the rights continue as to a person who has ceased to be an officer or director. Expenses, including reasonable attorneys’ fees, paralegals’ fees and court costs, incurred by a director or officer in defending a proceeding for which indemnification is provided will be paid by the Registrant in advance of the final disposition of such proceeding provided that the director or officer represents that he or she has met the applicable standard of conduct in relation to the proceeding and will repay such amount if he or she is ultimately found not to be entitled to indemnification.

D&O Insurance. The Registrant has purchased insurance to insure (i) the Registrant’s directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Registrant against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

Indemnification Agreements. The Registrant has entered into indemnification agreements with each of its directors and its Executive Vice President, Chief Operating Officer and Chief Financial Officer (“Indemnitees”). Pursuant to such agreements, the Registrant shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of the Registrant, because he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Unless a determination has been made that the Indemnitee is not entitled to indemnification pursuant to the agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by the Registrant to the Indemnitee within thirty (30) days after the Registrant’s receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding. Indemnitee shall agree, at the time of such advance, to repay the amounts advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified under the terms of the agreement. Any advances made shall be unsecured and no interest shall be charged thereon.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-3 filed February 22, 2012).

4.2	Amended and Restated Bylaws of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 27, 2011).

4.3	Form of Certificate for the Company’s Common Stock. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997) (File No. 001-13165).

4.4	First Amended and Restated Rights Agreement, dated as of November 2, 2005, between CryoLife, Inc. and American Stock Transfer & Trust Company. (Incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed November 3, 2005) (File No. 001-13165).

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality of securities being registered

23.1*	Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included in the signature pages of this registration statement)

99.1*	CryoLife, Inc. Second Amended and Restated 2009 Stock Incentive Plan

*	Filed herewith.

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on July 21, 2014.

CRYOLIFE, INC.

By:	/s/ Steven G. Anderson
Steven G. Anderson President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Anderson and Jeffrey W. Burris and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

*****

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Signature	Title	Date

/s/ Steven G. Anderson Steven G. Anderson	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 21, 2014

/s/ D. Ashley Lee D. Ashley Lee	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	July 21, 2014

/s/ Amy D. Horton Amy D. Horton	Chief Accounting Officer (Principal Accounting Officer)	July 21, 2014

/s/ Thomas F. Ackerman Thomas F. Ackerman	Director	July 21, 2014

/s/ James S. Benson James S. Benson	Director	July 21, 2014

/s/ Daniel J. Bevevino Daniel J. Bevevino	Director	July 21, 2014

/s/ Ronald C. Elkins, M.D. Ronald C. Elkins, M.D.	Director	July 21, 2014

/s/ Ronald D. McCall, Esq. Ronald D. McCall, Esq.	Director	July 21, 2014

/s/ Harvey Morgan Harvey Morgan	Director	July 21, 2014

Jon W. Salveson	Director	July __, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form S-3 filed February 22, 2012).

4.2	Amended and Restated Bylaws of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 27, 2011).

4.3	Form of Certificate for the Company’s Common Stock. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997) (File No. 001-13165).

4.4	First Amended and Restated Rights Agreement, dated as of November 2, 2005, between CryoLife, Inc. and American Stock Transfer & Trust Company. (Incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed November 3, 2005) (File No. 001-13165).

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality of securities being registered

23.1*	Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included in the signature pages of this registration statement)

99.1*	CryoLife, Inc. Second Amended and Restated 2009 Stock Incentive Plan

*	Filed herewith.